Filed Pursuant to Rule 424(b)(5)
Registration No. 333-232733

GUGGENHEIM CREDIT ALLOCATION FUND

Supplement dated September 20, 2021, to the currently effective Prospectus and Statement of Additional Information dated September 30, 2020, as may be supplemented from time to time

This supplement updates information in the Prospectus and Statement of Additional Information for Guggenheim Credit Allocation Fund (“GGM”) and should be read in conjunction with those documents.

Shareholders approved the mergers of GGM and Guggenheim Enhanced Equity Income Fund with and into Guggenheim Strategic Opportunities Fund, each a closed-end fund. Subject to the satisfaction of certain customary closing conditions, such mergers are expected to be effective with the open of the New York Stock Exchange on October 25, 2021. Shareholders of GGM and Guggenheim Enhanced Equity Income Fund will receive newly issued common shares of Guggenheim Strategic Opportunities Fund, the aggregate net asset value (not the market value) of which will equal the aggregate net asset value of their common shares held immediately prior to such mergers.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.